As filed with the Securities and Exchange Commission on  February 21, 1997



                                                      Registration No. 333-11535

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Post Effective

                                 Amendment No. 1
                                       to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          SPECIALTY RETAIL GROUP, INC.
             (Exact name of registrant as specified in its charter)

    Florida                       5945                          No. 59-2824411
---------------           -------------------                -------------------
(State or other            (Primary Standard                   (IRS Employer
jurisdiction of                Industrial                    Identification No.)
incorporation or          Classification Code
 organization)                  Number)

                         1720 Post Road East, Suite 112
                           Westport, Connecticut 06880
                                 (203) 256-4380
               ---------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Specialty Retail Group, Inc.
                         1720 Post Road East, Suite 112
                           Westport, Connecticut 06880
                                 (203) 256-4380
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copies to

                             EDMOND M. COLLER, ESQ.
                            Goodkind Labaton Rudoff &
                                  Sucharow LLP
                                 100 Park Avenue
                            New York, New York 10017

      Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-11535

        If delivery of this prospectus is expected to be made pursuant to
Rule 434, please check the following box.   |_|

        The registrant hereby amends this Amendment to Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Amendment to Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          SPECIALTY RETAIL GROUP, INC.

         Cross Reference to Information Required by Part I of Form SB-2

                                                 Location or Caption in
Item in Form SB-2                                Prospectus

Front of Registration Statement
and Outside Front Cover of                       Front Cover Pages
Prospectus....................................

Inside Front and Outside Back                    Cover Pages
Cover Pages of Prospectus.....................

Summary Information and Risk                     Prospectus Summary; Risk
Factors.......................................   Factors

Use of Proceeds...............................   Use of Proceeds

Determination of Offering Price...............   Plan of Distribution

Dilution......................................   *

Selling Security-Holders......................    Selling Stockholders

Plan of Distribution..........................   Plan of Distribution

Legal Proceedings.............................   Business - Settlement of Legal
                                                 Proceedings; Business - Other
                                                 Legal Proceedings; Principal
                                                 Stockholders

Directors, Executive Officers,                   Directors, Executive Officers
Promoters and Control Persons.................   and  Key Employees; Principal
                                                 Stockholders; Certain
                                                 Transactions

Security Ownership of Certain                    Principal Stockholders;
Beneficial Owners and Management..............   Selling Stockholders; Certain
                                                 Transactions

Description of Securities.....................   Description of Capital Stock;
                                                 Plan of Distribution

Interests of Named Experts and                   Legal Matters
Counsel.......................................

Disclosure of Commission                         Disclosure of Commission
Position on Indemnification for                  Position on Indemnification for
Securities Act Liabilities....................   Securities Act Liabilities

Organization Within Last Five                    *
Years.........................................

Description of Business.......................   Prospectus Summary; Risk
                                                 Factors; Summary Selected
                                                 Financial Data; Management's
                                                 Discussion and Analysis;
                                                 Business

Management's Discussion and                      Management's Discussion and
Analysis or Plan of Operation.................   Analysis

Description of Property.......................   Business - Properties

Certain Relationships and Related                Certain Transactions
Transactions..................................

Market for Common Equity and                     Market for Common Equity and
Related Stockholder Matters...................   Related Stockholder Matters

Executive Compensation .......................   Executive Compensation

Financial Statements..........................   Summary Selected Financial
                                                 Data; Financial Statements

Changes in and Disagreements With                *
Accountants on Accounting and
Financial Disclosure..........................

      *Inapplicable or none.

                                   PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                 863,333 Shares

                          SPECIALTY RETAIL GROUP, INC.
                                  Common Stock
                          (Par Value, $.001 per share)


      The 863,333 shares of Common Stock, $.001 par value per share (the "Common Stock"), of Specialty Retail Group, Inc., a Florida corporation (the "Company"), covered by this Prospectus (the "Shares") were issued in connection with the settlement of certain litigation and include 650,000 Shares which were issued to, and are being offered by, certain holders of the Company's Common Stock (the "Selling Stockholders") and 213,333 Shares (the "Escrow Shares") issued in the name of an escrow agent to be held in escrow to secure performance by the Company of certain provisions of the agreement of settlement, and which may be sold by the Selling Stockholders under certain conditions. As of the date hereof, the Company has been advised that 62,000 of said 650,000 Shares have been sold. See "Business - Settlement of Legal Proceedings."


                               -------------------

      THE PURCHASE OF THESE SECURITIES INVOLVE AN EXTREMELY HIGH RISK OF LOSS OF THE ENTIRE INVESTMENT WITHIN A SHORT PERIOD OF TIME. SEE "HIGH RISK FACTORS" COMMENCING ON PAGE 7.

                               -------------------

      The Selling Stockholders may sell the Shares from time to time in one or more transactions. The Shares may be sold in the Over-the-Counter Market, through registered brokers or dealers, or otherwise, at market prices then prevailing, or in negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. For information regarding the Selling Stockholders and the plan of distribution of the Shares offered hereby, see "The Offering" and "Plan of Distribution."

      Under certain circumstances, the Company is entitled to receive payments from the Selling Stockholders equal to a portion of the proceeds from the sale of the Shares by the Selling Stockholders. See "Use of Proceeds" and "Business Settlement of Legal Proceedings". The Company has agreed to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees and expenses for any counsel, accountants or other experts of the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "The Offering" and "Business - Settlement of Legal Proceedings".


      The Common Stock of the Company is traded in the Over-the-Counter market. On February 14, 1997, the last reported sale price of Common Stock was $.03 per share.


      The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements between the Company and the Selling Stockholders.

                               -------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

               The date of this Prospectus is February ___, 1997.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission" or "SEC") a registration statement on Form SB-2 (herein, with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the documents incorporated by reference therein. See "Incorporation of Certain Documents by Reference" herein.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10007 and Chicago Regional Office at 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

The Company

      The Company was organized under the laws of Florida in 1987. The Company originally operated a clinical laboratory which it sold as of December 31, 1991 to Cardinal Testing Laboratories, Inc. ("Cardinal Transaction"). As a result of the Cardinal Transaction, the Company received approximately $6 million. On April 13, 1993, the Company acquired all of the issued and outstanding capital stock of Building Blocks, Inc. ("Building Blocks" or "BBI"), for shares of the Company's Common Stock.

      Building Blocks thereafter operated a specialty educational and developmental toy store chain. In early 1996 the Company determined to pursue expansion of the Building Blocks chain through franchising. The Company established Building Blocks Franchise Corp. ("BBFC") in July 1996 as a second tier wholly-owned subsidiary and BBFC began actively marketing franchises. The stock of BBFC was held by Building Blocks Holdings, Inc. ("BBHI"). By the fall of 1996 BBFC had sold franchises for stores in Dallas, Texas and Chicago, Illinois.

      Due to a lack of working capital to fund anticipated 1996 holiday season inventory buildups, a plan was developed in the fall of 1996 whereby Building Blocks would close certain of its stores and consolidate their inventories at its other stores prior to the holiday season, and, together with BBFC, would aggressively pursue sales of Building Blocks-operated stores to franchisees. Simultaneously, BBFC would pursue new franchise sales. It was intended by this plan that all BBI-operated stores would be sold to franchisees and that the Company's retail toy operations would thereafter be limited to franchising by BBFC.


      The plan was not successful. On January 31, 1997, Building Blocks filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 97-B-40684
(BRL)). The petition seeks protection from creditors while Building Blocks attempts to dispose of its retail stores either through sales of the stores and assignment of their leases or by the liquidation of inventory and fixtures. Effective January 28, 1997 BBHI sold all of the outstanding capital stock of BBFC. The net proceeds from the sale received at closing ($33,231) were paid over to BBI pursuant to an agreement requiring BBHI to obtain a general release from BBI to BBFC. BBHI will also receive additional net proceeds of the sale in an amount of up to $20,000, which becomes payable, subject to possible offsets, 100 days after the closing.
Such net proceeds are also payable to BBI.


      The Company, which has no other business operations, has been attempting to attract an operating business with which to effectuate a business combination. The Company has only nominal cash and has accounts payable of approximately $400,000. In addition the Company is a guarantor of a store lease on which Building Blocks has defaulted and as to which the landlord has commenced a suit against Building Blocks for $180,000. The Company may also be liable, at some future date, for payment of up to $160,000 to the Selling Stockholders. It is not expected that the Company will receive any cash from Building Blocks upon completion of Building Blocks' bankruptcy proceedings. The Company has been receiving cash advances in the form of demand loans from two of its stockholders in order to meet its operating expenses and has been obtaining forbearances from its principal creditors. At February 10, 1997 such advances (which are included in the accounts payable described above) aggregated $52,500. There are no assurances as to the time or extent that the advances and/or forbearance will continue. Further, there are no understandings regarding a business combination and there is no assurance that any business combination can ever be effectuated. Any such combination may depend upon the Company's ability to reach settlements of its outstanding obligations. See "High Risk Factors" and "Management's Discussion and Analysis."


      As used herein, the "Company" refers to Specialty Retail Group, Inc. only and does not include its subsidiaries unless otherwise indicated.

      The executive offices of the Company are located at 1720 Post Road East, Suite 112, Westport, Connecticut 06880. Telephone: (203) 256-4380.

The Offering

      Pursuant to the terms of a Settlement Agreement, the Company issued 650,000 Shares to the Selling Stockholders and 213,333 shares in the name of an escrow agent to be held in escrow to secure performance by the Company of certain obligations under the Settlement Agreement. Pursuant to the Settlement Agreement, the Company agreed to use its best efforts to prepare and file with the Commission a registration statement under the Securities Act to enable the Selling Stockholders to resell the Shares, including the Shares held by the escrow agent which they will receive in the event the Company fails to perform the obligations secured by such Shares. See "Business Settlement of Legal Proceedings," "Selling Stockholders," "Plan of Distribution."

      The following table sets forth the number of Shares being offered hereby by the Selling Stockholders. The Selling Stockholders have had no material relationship with the Company or any of its affiliates during the past three years. To the Company's knowledge, neither of the Selling Stockholders owns any shares of Common Stock other than the 325,000 Shares issued to him pursuant to the settlement and 366 shares of Common Stock owned of record by Peter Sayet.

                                  Minimum Number              Maximum Number
            Name                  of Shares                   of Shares
            ----                  --------------              --------------

            Peter Sayet             325,000(2)                     (1)

            Howard Green            325,000                        (1)
            Total                   650,000                     863,333 (1)

(1) Under the terms of the settlement, the Shares issued to the escrow agent secure the Company's obligations to make certain cash payments to one or both of the Selling Stockholders, depending upon the proceeds realized by them from the sale of the 650,000 shares owned by them. Consequently, any or all of the 213,333 shares held in escrow may be issued to either of the Selling Stockholders.


(2) As of the date hereof, the Company has been advised that 62,000 of Mr. Sayet's Shares have been sold.


Risk Factors


      AN INVESTMENT IN THE COMPANY INVOLVES AN EXTREMELY HIGH DEGREE OF RISK. The Company has no business operations and no source of operating revenue. It has been and will continue to be dependent upon the willingness of certain of its stockholders to make advances to finance its working capital needs and the forbearance of its unaffiliated creditors who have approximately $350,000 of claims against it. The Company is seeking to effectuate a business combination with an operating company but has no agreement or understanding for such a combination. In the event the Company does not obtain additional needed advances and continued forbearance from its creditors (as to neither of which there is any assurance) until it can consummate a business combination, the Company will, unless it obtains additional capital, be forced to liquidate. In such event, owners of the Common Stock will suffer the loss of their entire investment. See "Risk Factors" and "Management's Discussion and Analysis" for a further discussion of these factors.

                                  RISK FACTORS


      1. Termination of Business Activities: Dependence Upon The Possibility of a Business Combination to Avoid Liquidation; Current Dependence Upon Stockholder Advances and Creditor Forbearance: The Company has disposed of its toy store franchising business and its retail toy store operating subsidiary is in the process of liquidating its operations as a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code. Consequently, the Company does not and will not have a source of revenue absent the infusion of a new business activity. The Company's toy store subsidiary has liabilities substantially in excess of its current and anticipated assets and all such assets will be applied to the subsidiary's creditors' claims. The Company, which has no other business operations, has been attempting to attract an operating business with which to effectuate a business combination. The Company has only nominal cash resources; has accounts payable of approximately $350,000 to non-affiliated creditors, and is a guarantor on a defaulted lease in respect of which the landlord has commenced an action for $180,000. The Company may also be liable, at some future date, for payment of up to $160,000 to the Selling Stockholders. The Company has been receiving demand loans from two stockholders in order to meet its operating expenses and has been obtaining forbearances from its principal creditors. There are no assurances as to the time or extent that these advances and/or forbearance will continue. Further, there are no understandings regarding a business combination and there is no assurance that any business combination can ever be effectuated. Any such combination may depend upon the Company's ability to reach settlements of its outstanding liabilities.


      2. Risks of Completing a Business Combination. While management believes that the Company's status as a publicly traded company should be attractive to a privately held operating company, there can be no assurance that the Company will be able to effectuate a business combination on terms satisfactory to the Company or at all. In addition, the use of the Company's net operating loss to offset profits after a business combination is subject to satisfaction of a number of highly technical rules and such use may not be available to potential business combination partners. Further, the results of Building Blocks' bankruptcy could adversely impact the Company's ability to effectuate a business combination. Any business combination which the Company might consummate may result in a very substantial increase in the number of outstanding shares of Common Stock.

      3. Limited Trading Market; Overhang.

      The Company's Common Stock is traded on the Over the Counter market. It is likely that any attempt to sell a substantial number of shares in that market will result in a substantial percentage decline in the bid price. In addition, to the extent the Selling Stockholders seek to sell the Shares in the Over the Counter market, such efforts can be expected to have an adverse effect on the bid price for the Common Stock.

                         SUMMARY SELECTED FINANCIAL DATA

      The following summary financial data are qualified in their entirety by, and should be read in conjunction with, the Company's Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. In addition, the following summary financial data do not include any adjustments which may result from certain material events, as described in Management's Discussion and Analysis.



                                                                               For the
                                                                           13 Weeks Ended
                         For the 52 Weeks    For the 53 Weeks              --------------
                               Ended              Ended
                          June 30, 1996       July 2, 1995      December 29, 1996   December 31, 1995
                         ----------------    ----------------   -----------------   -----------------
                                                                             (unaudited)
Income Statement Data:
   Net sales .............  $ 7,126,444        $ 5,629,643         $ 1,068,749         $ 3,066,506

   Gross profit ..........    2,989,954          2,343,370             262,871           1,369,352

   Restructuring and other     (660,767)        (2,788,626)               --                  --
   expenses

   Income (loss) from
   operations ............   (2,973,634)        (5,808,837)           (762,926)            129,980

   Net income (loss) .....   (3,378,668)        (5,499,339)         (1,195,444)            225,975

   Net income (loss)
   per share .............         (.39)              (.63)               (.13)                .03

Balance Sheet Data         June 30, 1996                        December 29, 1996
(at end of period):        -------------                        -----------------
                                                                   (unaudited)
   Cash and cash
     equivalents .........  $   387,006                            $   267,332

   Working capital .......     (310,135)                            (1,564,057)
   (deficit)

   Total assets ..........    3,002,678                              1,331,816

   Stockholders' equity ..      324,222                             (1,058,872)


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

      Set forth below is a discussion of the Company's lack of liquidity and capital resources on an unconsolidated basis and of the significant factors affecting the consolidated operating results of the Company for the 26 weeks ended December 29, 1996 and December 31, 1995, and for the 53 weeks ended July 2, 1995 ("fiscal 1995") and the 52 weeks ended June 30, 1996 ("fiscal 1996"). These discussions should be read in conjunction with the financial statements and notes thereto.


      The reported results of operations and the consolidated balance sheet of the Company are not indicative of future results of operations or financial position of the Company, because of the subsequent disposition by the Company of its toy store franchising subsidiary and the subsequent filing by its toy store operating subsidiary of a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, all as described under "Liquidity and Capital Resources," below. The financial statements have been prepared in accordance with generally accepted accounting principles for year-end and interim financial information applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the normal course of business. The financial statements do not include adjustments relating to the recoverability of recorded asset amounts and classification of recorded assets and liabilities which may result from the occurrence of the foregoing events subsequent to the dates of such financial statements.


Liquidity and Capital Resources

      The matters discussed under this caption that are forward looking statements involve risks and uncertainties, as described herein and others which may arise from changes in general economic conditions, unanticipated changes in the Company's circumstances, and other factors.

      The operating subsidiary of the Company during Fiscal 1995 and Fiscal 1996 was Building Blocks, Inc. ("Building Blocks"), which the Company acquired on April 13, 1993 and which thereafter operated a chain of specialty retail toy stores. Building Blocks Franchise Corp. ("BBFC") was organized subsequent to June 30, 1996, as a second-tier subsidiary for the purpose of marketing franchises for Building Blocks stores.

      In the Company's quarterly report for the period ended March 31, 1996, management projected that the Company would require between $500,000 and $1,250,000 of additional working capital to fund operations through March of 1997. Between June and October 1996, four Building Blocks-operated stores which were operating in indoor regional malls in Massachusetts, New York,

      Connecticut and New Jersey were closed and Building Blocks management began negotiating with the landlords of such premises for the settlement of approximately $330,000 of rent arrearages and of $470,000 of additional claims which Building Blocks disputed. In July 1996 the Company received $225,000 under an agreement which provided that the Company would either repay such amount or transfer to the lender all of its rights and interests in stock and warrants to purchase stock of CM Franchise Corp. On September 29, 1996, the Company transferred the stock and warrants to the lender. BBFC and Building Blocks had anticipated the completion at the end of September 1996 of at least two transfers to franchisees of the leases, and the sale for cash of the fixtures and inventories, for Building Blocks-operated stores. These transactions, together with the above-described transactions, would have provided substantially all of the working capital required to finance planned holiday season inventory build-ups, and, management believed, would have enabled Building Blocks to arrange for any needed additional holiday season working capital. These franchise transactions did not occur and, as a result, Building Blocks did not have adequate working capital to finance additional inventories.

      Management therefore determined to close certain of Building Blocks' stores before the 1996 holiday season and to consolidate inventories from those stores at its other stores. BBFC and Building Blocks also actively sought other potential franchisees to acquire Building Blocks-operated stores and their leases, fixtures and inventories. BBFC simultaneously pursued the sale of franchises for new locations.

      In October 1996 the Company's plan contemplated that any Building Blocks-operated stores in operation after January 1997 would be sold and transferred to franchisees, and that the Company would thereafter limit its retail toy activities to franchising by BBFC. The Company's ability to generate adequate cash flow to sustain its planned activities beyond December 31, 1996, was dependent upon the success Building Blocks achieved in its plans to transfer Building Blocks-operated stores to franchisees and upon BBFC's ability to sell additional franchises. It was expected that cash generated by Building Blocks would be applied to reduce its accounts payable and other obligations and would not be available to fund BBFC's operations and that BBFC would rely upon cash held by the Company and franchise revenues.


      As a result of these matters, the report of the Company's auditors on the Company's June 30, 1996 financial statements contains a "going concern" explanatory paragraph.

      The Company's plans to convert to an all-franchising operation were not successful.


      On January 31, 1997, Building Blocks filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 97-B-40684 (BRL)). The petition seeks protection from creditors while BBI attempts to dispose of its retail stores either through sales of the stores and assignment of their leases or by the liquidation of inventory and fixtures. Effective January 28, 1997 BBHI sold all of the outstanding capital stock of BBFC which, in addition to its franchising activities, owns all of the "Building Blocks" trademarks. The net proceeds from the sale received at closing ($33,231), were paid over to BBI pursuant to an agreement requiring BBHI to obtain a general release from BBI to BBFC. BBHI will also receive additional net proceeds of the sale in an amount of up to $20,000, which becomes payable, subject to possible offsets, 100 days after the closing. Such net proceeds are also payable to BBI. It is anticipated that, as a result of the foregoing actions, BBI will be relieved of claims of its creditors and thereafter the Company's liabilities and assets will, on a consolidated basis, be as described in the next paragraph, subject to changes resulting from the Company's operations.

      The Company, which has no other business operations, has been attempting to attract an operating business with which to effectuate a business combination. The Company has only nominal cash and has accounts payable of approximately $400,000. In addition, the Company is a guarantor of a store lease on which Building Blocks has defaulted and as to which the landlord has commenced a suit against Building Blocks for $180,000. The Company may also be liable, at some future date, for payment of up to $160,000 to the Selling Stockholders. It is not expected that the Company will receive any cash from Building Blocks upon completion of Building Blocks' bankruptcy proceedings. The Company has been receiving cash advances in the form of demand loans from two of its stockholders in order to meet its operating expenses and has been obtaining forbearances from its principal creditors. At February 10, 1997 such advances (which are included in the accounts payable described above) aggregated $52,500. There are no assurances as to the time or extent that the advances and/or forbearance will continue. Further, there is no assurance that any business combination can ever be effectuated. Any such combination may depend upon the Company's ability to reach settlements of its outstanding obligations. See "High Risk Factors."

Results of Operations -- 13-week period ended December 29, 1996 compared with the corresponding period ended December 31, 1995

Operations

      Net sales, substantially all of which were generated by Building Blocks, were $2,316,042 for the 26-week period ended December 29, 1996, a decrease of 48% when compared with $4,475,079 for the corresponding period ended December 31, 1995. This decrease in net sales is due principally to the decrease in the number of stores operated by the Company. Additionally, the Company's lack of working capital to purchase holiday season inventory had an adverse impact on sales in the current year period.

      Gross Profit as a percentage of net sales decreased from 46% for the 26-week period ended December 31, 1995 to 30% for the 26 week period ended December 29, 1996. This is as a result of price discounting associated with the closing of mall stores during this period. Gross Profit in dollars decreased from $2,039,744 for the 26-week period ended December 31, 1995 to $690,657 for the 26-week period ended December 29, 1996 because of lower margins and a net decrease in the number of stores.

      Selling expenses consist primarily of payroll, occupancy and advertising expenses associated with the Building Blocks stores. Selling expenses were $1,369,967 (59% of net sales) and $1,470,839 (33% of net sales) during the 26-
week periods ended December 29, 1996 and December 31, 1995, respectively. This increase as a percentage of sales is primarily due to rent charges still being incurred in those stores that the Company closed.

      General and administrative expenses represent salaries and related expenses associated with the corporate staff, as well as the expenses associated with Building Blocks' corporate operations. General and administrative expenses were $890,012 (38% of net sales) and $889,061 (20% of net sales) during the 26-week periods ended December 29, 1996 and December 31, 1995, respectively. This increase as a percentage of sales is attributable to higher legal costs associated with a legal settlement as discussed in the following paragraph.

      During August 1996, the Company settled litigation, without admitting liability, by issuing an aggregate of 650,000 shares of the Company's common stock valued at $570,000 to the plaintiff and his designee. The Company previously recorded this non-cash expense during its fiscal year ended June 30, 1996.

      During the quarter ended September 29, 1996, the Company recorded a $45,256 gain on the extinguishment of debt as a result of transferring the rights and interests in the common stock of CM Franchise Corp. with a recorded value of $179,744 in satisfaction of the $225,000 debt.

      Due to the filing of the Chapter 11 petition by Building Blocks and the sale of BBFC, the Company has determined that the Goodwill has no future value and has recorded a writeoff of $136,882 during the 13-week period ended December 29, 1996. Additionally, the Company recorded a Loss on Property and Equipment during the same period of $314,595 due to the closing of certain stores.


Fiscal 1996 Compared to Fiscal Year 1995

Results of Operations

      In addition to the Building Blocks acquisition on April 13, 1993, the Company established, in May 1993, a real estate consulting division (the "Real Estate Division") which it discontinued in fiscal 1995. The revenues and operating costs associated with the Real Estate Division are included in fiscal 1995 operations. Also included in fiscal 1996 and 1995 operations, are the general and administrative costs and other expenses associated with the Company's corporate overhead, and interest income from cash and cash equivalent balances. As described in Note 4 to the Consolidated Financial Statements ("Equity Investment"), the Company acquired 25% of the common stock of CM Franchise Corp. on December 14, 1995. The Company's proportion of the operating results in CM Franchise Corp. is included in the results of operations.

   Operations


      Net sales, substantially all of which were generated by Building Blocks, were $7,126,444 in fiscal 1996, an increase of 26.6% versus $5,629,643 in fiscal 1995. This increase in net sales is due principally to the increase in the number of stores operated by the Company. Twelve stores were in operation at June 30, 1996 (a thirteenth store was closed on June 28, 1996). Six of these stores were fully comparable. That is, they were fully operational during the entire two fiscal years. Sales for these six stores increased 5.7% or $196,351 from fiscal year-end July 2, 1995 to fiscal year-end June 30, 1996.


      Cost of sales as a percentage of net sales remained virtually unchanged from 58.4% in fiscal 1995 to 58.0% in fiscal 1996. Cost of sales in dollars increased from $3,286,273 in fiscal 1995 to $4,136,490 in fiscal 1996 to support higher sales due to a net increase in the number of stores.

      Selling expenses consist primarily of payroll, occupancy and advertising expenses associated with the Building Blocks stores. Selling expenses were $3,159,280 (44.3% of net sales) and $2,438,024 (43.3% of net sales) in fiscal years 1996 and 1995, respectively. This 29.6% increase in dollars is due to the net increase in the number of stores operated by the Company. As stores mature, selling costs as a percentage of sales typically decrease. Conversely, the opening of new stores results in selling costs as a percentage of net sales increasing due to high advertising and promotional expenses. Additionally, occupancy costs increase when new stores are opened.

      General and administrative expenses represent salaries and related expenses associated with the corporate staff, as well as the expenses associated with Building Blocks' corporate operations and the Real Estate Division. General and administrative expenses were $2,143,541 (30.1% of net sales) in fiscal 1996, representing a decrease of $782,016 or 26.7% when compared with $2,925,557 (52.0% of net sales) for fiscal 1995. This decrease is attributable to various cost reduction measures undertaken by the Company. These reductions include the elimination of the Real Estate Division and the reduction of administrative payroll and consulting fees. These reductions, combined with the increase in sales, resulted in a strong improvement in these expenses measured as a percentage of net sales.

   One-Time and Restructuring Items

      Effective June 29, 1995 the Company acquired Healthcare Venture Management Corp. ("HVM") for 2,685,071 shares of Common Stock valued at $1,398,385 and $80,000 in cash. HVM and the Company were parties to an advisory agreement under which HVM was entitled to receive a fee of 3.5% of the Company's net sales through June 2011. These fees will now be retained in the Company's consolidated results. The transaction was treated as a tax-free merger, and the Company took a one-time charge of $1.5 million related to the transaction.

      During the fourth quarter of fiscal 1995 the Company implemented or developed plans for several programs designed to restructure its operations. The Company recorded approximately $653,000 in charges in fiscal 1995 related to the expected costs of restructuring. These charges include the estimated costs of closing certain stores, severance and other personnel-related costs and related professional fees. In addition the Company recorded pretax charges of approximately $256,000 for costs associated with a restructuring of the management organization.

      For the year ended June 30, 1996, the Company recorded restructuring and other expense charges of $660,767 for the disposition of fixed assets and other costs related to the closing or expected closings of certain mall stores.

      The Company had been a defendant in a lawsuit with a former officer who was suing the Company for various alleged claims (see "Item 3 - Legal Proceedings"). In fiscal 1995, the Company had taken a reserve of $250,000 related to estimated legal fees as a result of its defense in this matter. As a result of the settlement of this lawsuit, the Company recorded a noncash expense of $570,000, which appears as "Legal Settlement-Noncash" in the accompanying consolidated statement of operations for the year ended June 30, 1996.

                                    BUSINESS

Summary

      The Company was organized under the laws of Florida in 1987. The Company originally operated a clinical laboratory which it sold as of December 31, 1991 to Cardinal Testing Laboratories, Inc. ("Cardinal Transaction"). As a result of the Cardinal Transaction, the Company received approximately $6 million. On April 13, 1993, the Company acquired all of the issued and outstanding capital stock of Building Blocks, Inc. ("Building Blocks" or "BBI"), for shares of the Company's Common Stock.

      Building Blocks thereafter operated a specialty educational and developmental toy store chain. In early 1996 the Company determined to pursue expansion of the Building Blocks chain through franchising. The Company established Building Blocks Franchise Corp. ("BBFC") in July 1996 as a second tier wholly-owned subsidiary and BBFC began actively marketing franchises. The stock of BBFC was held by Building Blocks Holdings, Inc. ("BBHI"). By the fall of 1996 BBFC had sold franchises for stores in Dallas, Texas and Chicago, Illinois.


      Due to a lack of working capital to fund anticipated 1996 holiday season inventory buildups, a plan was developed in the fall of 1996 whereby Building Blocks would close certain of its stores and consolidate their inventories at its other stores prior to the holiday season, and, together with BBFC, would aggressively pursue sales of Building Blocks-operated stores to franchisees. Simultaneously, BBFC would pursue new franchise sales. It was intended by this plan that all BBI-operated stores would be sold to franchisees and that the Company's retail toy operations would thereafter be limited to franchising by BBFC.

      The Company's plan was not successful. On January 31, 1997, Building Blocks filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 97-B-40684 (BRL)). The petition seeks protection from creditors while BBI attempts to dispose of its retail stores either through sales of the stores and assignment of their leases or by the liquidation of inventory and fixtures. Effective January 28, 1997 BBHI sold all of the outstanding capital stock of BBFC. The net proceeds from the sale received at closing ($33,231) were paid over to BBI pursuant to an agreement requiring BBHI to obtain a general release from BBI to BBFC. BBHI will also receive additional net proceeds of the sale in an amount of up to $20,000, which becomes payable, subject to possible offsets, 100 days after the closing. Such net proceeds are also payable to BBI.

      The Company, which has no other business operations, has been attempting to attract an operating business with which to effectuate a business combination. The Company has only nominal cash and has accounts payable of approximately $400,000. In addition the Company is a guarantor of a store lease on which Building Blocks has defaulted and as to which the landlord has commenced a suit against Building Blocks for $180,000. The Company may also be liable, at some future date, for payment of up to $160,000 to the Selling Stockholders. It is not expected that the Company will receive any cash from Building Blocks upon completion of Building Blocks' bankruptcy proceedings. The Company has been receiving cash advances in the form of demand loans from two of its stockholders in order to meet its operating expenses and has been obtaining forbearances from its principal creditors. At February 10, 1997 such advances (which are included in the accounts payable described above) aggregated $52,500. There are no assurances as to the time or extent that the advances and/or forbearance will continue. Further, there are no understandings regarding a business combination and there is no assurance that any business combination can ever be effectuated. Any such combination may depend upon the Company's ability to reach settlements of its outstanding obligations. See "High Risk Factors" and "Management's Discussion and Analysis."

      As used herein, the "Company" refers to Specialty Retail Group, Inc. and not to its subsidiaries unless otherwise indicated.


      The principal executive offices of the Company are located at 1720 Post Road East, Suite 112, Westport, Connecticut 06880. Telephone: (203) 256-4380.

Former Toy Store Operations

      Building Blocks' merchandising focused on high quality educational and developmental toys, a substantial portion of which are typically found in the specialty toy segment rather than in the mass marketed toy segment.

Trademarks

      The Company and Building Blocks do not have any patents. The Building Blocks logo is registered as a service mark with the United States Patent and Trademark Office and United States trademark applications are pending for the Building Blocks name for retail toy store services and for certain marketing slogans and product line names. The trademarks and servicemarks are owned by BBFC, which was sold on January 28, 1997. BBI continues to use the "Building Blocks" name and logo under a license agreement between it and BBFC.

Employees


      As of February 9, 1997, the Company and BBI had an aggregate of 40 employees, 20 of whom were full-time. It is anticipated that the Company will employ no more than four persons prior to the effectuation of a business combination.


Properties

      The Company leases approximately 2,500 square feet of executive office space in Westport, Connecticut. This lease expired on November 30, 1996. The Company's occupancy is on a month to month basis. Rent is approximately $3,700 per month.


      As of February 11, 1997, Building Blocks was operating five store locations as debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code and it is expected that these stores will be sold or their inventories and fixtures will be liquidated and the stores closed. These stores average approximately 1,750 square feet. The store locations are as follows:

          Connecticut--
               Stamford
               Westport
               Ridgefield
               Greenwich
          New York--
               Third Ave., NYC


      At February 9, 1997, Building Blocks was in default under leases for locations of eight stores which were closed between June 1, 1996 and December 31, 1996. Claims with respect to three of these stores have been settled and litigation is in process with respect to the other five. See "Other Legal Proceedings." Building Blocks is also in arrears of one to two months rent for the five stores now in operation.


Settlement of Legal Proceedings

      On August 22, 1996, the Company, the Selling Stockholders and certain other parties entered into a definitive Agreement of Settlement and Compromise (the "Settlement Agreement"), with respect to a lawsuit commenced by Peter Sayet entitled Sayet v. Institute for Laboratory Medicine, Inc., et al., in which Mr. Sayet claimed damages of approximately $1,400,000 arising from events occurring at the time his employment with the Company terminated in 1992, when it operated under the name Institute for Laboratory Medicine, Inc. Pursuant to the requirements of the Settlement Agreement, the Company also entered into a Registration Rights Agreement dated August 22, 1996 with the Selling Stockholders (the "Registration Rights Agreement") pursuant to which the Company has filed the Registration Statement covering the Shares. Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to prepare and file with the Commission a registration statement to permit the transfer or resale of the Shares and agreed to maintain the effectiveness of the registration statement until the earlier of the disposition of the Shares or the expiration of the applicable Rule 144 holding period.

      Pursuant to the terms of the Settlement Agreement, in the event that the Selling Stockholders sell any Shares for more than $1.00 per Share, the Company shall receive 67% of such excess (the "Company Proceeds"). The Settlement Agreement also provides for a "Price Protection Pool" which shall be equal to the sum of: (i) $160,000 and (ii) 25% of the Company Proceeds. If, after the sale of all of the 650,000 Shares by the Selling Stockholders, in bona fide open market transactions, the Selling Stockholders realize gross proceeds of less than $650,000 (the "Shortfall") the Company will be required to either pay the

Shortfall, up to the amount of the Price Protection Pool, to the Selling Stockholders or suffer the transfer to the Selling Stockholders of Shares having a market value equal to the shortfall, up to a maximum of 213,333 Shares (which Shares are included in this Prospectus). The aforesaid 213,333 Shares have been issued to and registered in the name of an escrow agent. The transfer of the required number of escrowed Shares would be in complete satisfaction of the Company's payment obligation under the Settlement Agreement.

Other Legal Proceedings


      At November 12, 1996, landlords at two mall stores which were closed between June and October 1996 had obtained judgments of $86,000 (Westland Garden State Plaza Limited Partnership v. Building Blocks Inc., Superior Court of New Jersey, Bergen County, commenced June 4, 1996) and $104,000 (Natick Limited Partnerships v. Building Blocks, Inc., District Court, Middlesex, Massachusetts, commenced August 12, 1996) against Building Blocks for rent arrearages and damages. An action seeking $47,000 in back rent and $140,000 in damages is pending with respect to a third mall store closed prior to October 1996 (Westland Properties, Inc. v. Building Blocks, Inc., Superior Court - Fairfield, Connecticut, commenced June 24, 1996 ), and an action for rent arrearages of $180,000 was pending with respect to a mall store closed in October 1996 (Fashion Mall Partners, L.P. v. Building Blocks, Inc., City Court -Westchester, New York, commenced September 26, 1996). At September 29, 1996, substantially all unpaid rents were accrued on the Company's consolidated financial statements, and no provision had been made with respect to the damage claims. At February 11, 1997 Landlords at four of the five stores currently operated by Building Blocks have served "Notices to Quit" based upon non-payment of rent.


      On January 31, 1997 Building Blocks filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 97-B-40684 (BRL)). The petition seeks protection from creditors while Building Blocks attempts to dispose of its retail stores either through sales of the stores and assignment of their leases or by the liquidation of inventory and fixtures.

                        DIRECTORS AND EXECUTIVE OFFICERS


      The following table sets forth certain information as of February 7, 1997 concerning the directors and executive officers and key employees of the Company.


      Name             Age     Position
      ----             ---     --------
Kevin R.  Greene        37     Chairman of the Board
Seymour W. Zises        43     Director
Steven E. Glass         36     Manager of Operations of Building Blocks, Inc.;
                               Secretary of the Company

      Directors are elected annually for a one-year term.

      KEVIN R. GREENE has been the Chairman of the Board of Specialty Retail Group, Inc. since June 1995. He is the Chairman and Chief Executive Officer of Value Investing Partners, Inc., a registered broker-dealer, which he founded in 1991. From 1986 to 1991 Mr. Greene was a Senior Manager of McKinsey & Company, a firm of international management consultants. From 1982 through 1984, Mr. Greene was in institutional sales and commodities research at E.F. Hutton & Co., a U.S.-based investment bank. Mr. Greene holds a B.A. in Economics from Georgetown University, an M.P.P. in International Trade and Finance from Harvard University, and an M.B.A. in Finance from New York University. Mr. Greene is a director of New World Coffee, Inc., which operates a chain of gourmet coffee restaurants.

      SEYMOUR W. ZISES has been a director of the Company since June 1991, and is currently President and Chief Executive Officer of Family Management Corporation, a registered investment advisory firm in New York City which he established in September 1989. Mr. Zises also serves as President and Chief Executive Officer of FH Capital Advisors, Inc., a merchant banking concern. Mr. Zises is also a director of Disc Graphics, Inc., a specialty packaging and printing company. Prior to his founding Family Management, he was an independent financial service representative licensed with Integrated Resources Equity Corporation. Mr. Zises was one of several individual general partners or an officer or shareholder of a corporate general partner of six real estate limited partnerships which filed petitions for bankruptcy under Chapter 11 of the United States Bankruptcy Code between 1990 and February 1993. Mr. Zises is a graduate of New York University.

      STEVEN E. GLASS has been associated with the Company as an employee or consultant since September, 1995. He also served as President and Chief Executive Officer of Building Blocks from July, 1996 until January 7, 1997 when he ceased to be an officer of Building Blocks and assumed his present position. From June 1993 until March 1995, Mr. Glass was Director of

Special Projects for EMI Records where he supervised strategic sales and marketing projects for television, film and children's music, including the implementation and direction of EMI's "Barney Music" division. Prior to joining EMI Mr. Glass spent 13 years in municipal government, including his last position as Special Assistant to the Borough President of Brooklyn, with responsibility for various business and commercial development projects.

                             EXECUTIVE COMPENSATION

      Except for Jonathon Heller, no person who was an operating officer of the Company at June 30, 1996 received annual salary and bonus which, in the aggregate, exceeded $100,000 for the fiscal year ended June 30, 1996. In June 1995, Kevin R. Greene became Chairman of the Board of Directors of the Company. Through June 30, 1996, Mr. Greene received no cash or other compensation other than the $2,500 per year and $500 per meeting paid to directors who are not employees or beneficial owners of 10% or more of the outstanding capital stock of the Company.

                                                                 Long-Term Compensation
                                                                 ----------------------
                                                                 Awards         Payouts
                                                               Securities       -------
                                                               Underlying     All Other
                                       Annual Compensation    Options/SARS   Compensation
                                       -------------------    ------------   ------------
     Name and         Fiscal Year               Other Annual
Principal Position       Ended       Salary $   Compensation       #               $
------------------      -------      --------   ------------  ------------   ------------
Jonathon Heller,     June 30, 1996   $108,401        --            --              --
Co-President of
Building Blocks
                     July 2, 1995    $ 95,692        --            --              --

                     July 3, 1994    $ 30,288        --            --              --

Aggregated Option/SAR Exercises in
Last Fiscal Year and Fiscal Year-End Option Values

      The Company has no SAR's outstanding. No stock options were exercised by any executive officer during the fiscal year ended June 30, 1996.

      The following table sets forth certain information as to the number and value of unexercised stock options held by the named officer at June 30, 1996.

                                                       Value of Unexercised
                      Number of Unexercised            In-The-Money Options
                     Options at June 30, 1996             at June 30, 1996
                     ------------------------          --------------------
      Name          Exercisable  Unexercisable      Exercisable*  Unexercisable*
  ---------------   -----------  -------------      ------------  --------------
  Jonathon Heller      43,333       66,667              --             --

----------
* None of the foregoing options were in-the-money at June 30, 1996.

Recent Transactions

      BBI has an employment agreement with Steven E. Glass which expires in March, 1998 and provides for salary of $112,500 per annum through February 28, 1997 and $135,000 per annum thereafter (the "Employment Agreement"). SRG has guaranteed this salary under agreements which, among other things, provide the Company with the right, under certain circumstances, to employ Mr. Glass on the same economic terms as are provided in the Employment Agreement. In addition, the guarantee terminates if Mr. Glass resigns without cause or if his employment is terminated with cause by BBI or the Company (each a "Guarantee Termination Event"). The Company's obligation under the guarantee is subject to offset for income earned by Mr. Glass from other employment if his employment is terminated during the guarantee period other than as a result of a Guarantee Termination Event. The Employment Agreement also requires Building Blocks to provide Mr. Glass with a leased vehicle and certain related automobile expenses at a cost not to exceed $1,000 per month and reimbursement of all business related expenses.


      Mr. Glass previously held options to purchase 110,000 shares of Common Stock at $.75 per share and 20,000 shares of Common Stock at $1.00 per share. These options were terminated in January 1997. Mr. Glass has been granted options to purchase 430,000 shares of Common Stock at $.05 per share. An aggregate of 280,00 of these options are vested and exercisable for a period of six years from February 1, 1997; 75,000 shares vest in June 1997 if a Guarantee Termination Event has not occurred and become exercisable for six years thereafter; and 75,000 shares vest in June 1997 if Mr. Glass' employment has terminated other than as a result of a Guarantee Termination Event, or in June 1998 if his employment terminates during the guarantee period other than as a result of Guarantee Termination Event but only if the Company fails to perform its obligation under the guarantee.

                              CERTAIN TRANSACTIONS

      Effective June 1991, the Company retained the services of Healthcare Venture Management Corp. (the "Adviser"), an affiliate of ILM Acquisition, L.P. ("IALP"), as an adviser in connection with certain financial consulting services pursuant to a 20-year advisory agreement approved by the Company's shareholders (the "Advisory Agreement"). The Advisory Agreement originally provided that, for its services as adviser, the Company would pay the Adviser a monthly advisory fee in an amount equal to 3.5% of the Company's revenues from its billings for its products and services during such month.

      As a result of the Cardinal Transaction, from December 31, 1991 and until April 13, 1993, the Company did not have any revenues from billings for products and services, and, accordingly, the Adviser did not receive an advisory fee. In June 1992, the Board of Directors amended the advisory agreement to provide that until June 30, 1995, the monthly advisory fee payable pursuant to the June 20, 1991 Advisory Agreement would be an amount equal to 3.5% of the net revenues from the Company's billings for its products and services during the immediately preceding calendar month, less $20,834 per month. Because of this amendment to the Advisory Agreement, no advisory fees were paid through June 30, 1995.

      Effective June 29, 1995 the Company acquired the Adviser for 2,685,071 shares of Common Stock valued at $1,398,385 and $80,000 in cash. As a result of the acquisition the fees payable under the Advisory Agreement will be retained in the Company's consolidated results. The transaction was treated as a tax-free merger, and, in fiscal 1995, the Company took a one-time charge of $1.5 million related to the transaction.

      In connection with IALP's acquisition of a controlling interest in the Company in June 1991, the Company received from IALP $1,000,000 in cash and a $1,000,000 five-year promissory note, accruing interest at 10% per annum, which was secured by the Common Stock and Preferred stock of the Company acquired by IALP. On June 29, 1995 the Company purchased the 2,817,581 shares of Common Stock held by IALP at a price of $.52 per share. The purchase was paid for through the cancellation by the Company of the $1,000,000 promissory note from IALP and of interest accrued thereon of $467,407. IALP retained ownership of 2,394,130 shares of the Registrant's Series A-1 Preferred Stock.

      As a result of the acquisition of the Advisor, (i) Lynn Zises acquired an aggregate of 9.7% of the Company's then outstanding common stock and 7.4% of the Company's then outstanding voting stock, (ii) Nancy Zises acquired directly and as custodian for her minor child an aggregate of 9.9% of the Company's then outstanding common stock and 7.6% of the Company's then outstanding voting stock, and (iii) Cathy Zises acquired directly and as custodian for her minor children an aggregate of

11.2% of the Company's then outstanding common stock and 8.7% of the Company's then outstanding voting stock.

      By virtue of its ownership of all of the outstanding shares of Series A-1 Preferred Stock, IALP controls approximately 20.4% of the voting power of the Company. Selig A. Zises, a brother of Seymour W. Zises, is the beneficial owner of all of the shares of Series A-1 Preferred Stock held by IALP as a result of his ownership of all of the voting securities of the general partner of IALP. Family members of Seymour W. Zises are indirect beneficial owners of limited partnership interests in IALP. Seymour W. Zises disclaims any beneficial ownership of any Preferred Stock of the Company.

      Each of Selig A. Zises, Cathy Zises, Lynn Zises and Nancy Zises disclaims being a control person of the Company and disclaim that any two or more of them constitute a group. Seymour W. Zises is the husband of Cathy Zises, the brother of Selig Zises, the uncle of Lynn Zises and the brother-in-law of Nancy Zises. Selig A. Zises is the father of Lynn Zises.

      Effective January 1, 1994, the Company entered into a consulting agreement with Seymour W. Zises, a director of the Company, under which Mr. Zises rendered consulting services to the Company in connection with its pursuit and evaluation of opportunities to expand its specialty retail operations. Mr. Zises received a fee of $5,000 per month and reimbursement of expenses. The agreement was terminated as of January 31, 1995.

      On November 17, 1995, the Company invested in a series of promissory notes (the "Notes") for an aggregate of $1,000,000. The Maker of the Notes was a corporation engaged in the finance industry. The Notes were automatically renewed for 90-day maturities unless the Company determined not to renew. $400,000 of the original Notes were repaid during the quarter ended March 31, 1996. The remaining Notes, each for $300,000, matured, and were paid in April 1996 and June 1996. The Notes bore interest at a rate of 15% compounded annually and payable monthly. The Notes were guaranteed by Selig A. Zises, who is a significant investor in the Maker of the Notes.


      In July 1996, pursuant to an agreement negotiated between Selig A. Zises and Kevin R. Greene, Chairman of the Board of the Company, the Company received $224,150 from Mr. Zises to cover a working capital shortfall. Under the agreement with Mr. Zises the Company had the right to either repay the advance without interest or to transfer to him all of the Company's rights and interests in the common stock of CM Franchise Corp. and in warrants to purchase additional shares of such Common Stock it acquired in December 1995 for a total of $224,150. Payment of the advance or transfer of the aforesaid rights and interests was due on September 30, 1996, and such rights and interests were transferred to Mr. Zises on September 29, 1996.

      As at February 10, 1997, Selig Zises had advanced $22,500 to the Company and Cathy Zises has advanced $30,000 to the Company. The advances are payable on demand with interest at the rate of 8% per annum.


      Reference is made to "Executive Compensation" for information as to certain compensation arrangements with, and options granted to, present and former officers and directors of the Company.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information, as of February 9, 1997, regarding the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock or its outstanding Series A-1 Preferred Stock, (ii) each director and officer of the Company and (iii) all directors and officers of the Company as a group. Unless otherwise stated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares.

                  Name and Address             Amount and Nature of   Percent of
Title of Class    of Beneficial Owner          Beneficial Ownership    Class(1)
--------------    -------------------          --------------------    --------

Common Stock      Steven E. Glass(2)                  283,000             2.9%

Common Stock      Kevin R. Greene(3)                  247,000(3)          2.5%

Common Stock      Cathy Zises(4)                      848,127             9.1%
                  477 Madison Avenue
                  New York, New York  10022

Common Stock      Lynn Zises                          796,317             8.5%
                  477 Madison Avenue
                  New York, New York  10022

Common Stock      Nancy Zises                         833,332             8.9%
                  477 Madison Avenue
                  New York, New York  10022

Common Stock      Seymour W. Zises(4)                 848,127             9.1%

Series A-1        ILM Acquisition L.P.(4)           2,394,130             100%
Preferred Stock   477 Madison Avenue
                  New York, New York  10022

Common Stock      All directors and officers        1,378,127(2)(3)(4)     14%
                  as a group (3 persons)

----------
(1) Based upon 9,324,738 shares of Common Stock outstanding, which does not include 213,333 shares held by an escrow agent or shares of Common Stock issuable upon the exercise of the options described below in footnote (2). However, in computing the respective percentages of the Common Stock beneficially owned by the holders described in footnote (2), and in calculating the percentage of the Common Stock owned by all officers and directors as a group, the shares of Common Stock subject to options described in footnote (2) were deemed outstanding.


(2) The shares reported for Steven E. Glass include the shares of Common Stock purchasable pursuant to currently exercisable options.


(3) The shares reported for Mr. Greene include 25,000 shares of Common Stock issuable upon exercise of currently exercisable options and warrants held by Mr. Greene and 218,250 shares of Common Stock issuable upon exercise of a warrant held by Value Investing Partners, Inc. of which Mr. Greene is the principal stockholder.

(4) The Shares reported for Cathy Zises include 148,060 shares held by her as custodian for her minor children. Cathy Zises is the wife of Seymour W. Zises. The shares reported for Seymour W. Zises are the shares held directly or as custodian by Cathy Zises. Mr. Zises may be deemed the beneficial owner of such shares. Mr. Zises disclaims such beneficial ownership. Shares of Series A-1 Preferred Stock owned by ILM Acquisition, L.P. ("IALP") represent all of the Company's issued and outstanding Series A-l Preferred Stock. Selig A. Zises, a brother of Seymour W. Zises, is the beneficial owner of all of the shares of Series A-1 Preferred Stock held by IALP as a result of his ownership of all of the voting securities of the general partner of the general partner of IALP. Family members of Seymour W. Zises are indirect beneficial owners of limited partnership interests in IALP. Seymour W. Zises disclaims any beneficial ownership of any of the Preferred Stock of the Company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      For the periods prior to November 27, 1996 set forth below, the Common Stock was quoted on the NASDAQ SmallCap System and traded under the symbol "SRGC". The Common Stock has been traded in the over-the-counter market under that symbol since November 27, 1996. The following table sets forth the high and low bid prices on the NASDAQ SmallCap System or, after November 27, 1996, on the NASDAQ OTC Bulletin Board, as reported by NASDAQ for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

   Period                                            High          Low
   ------                                            ----          ---
   January 2, 1995     - April 2, 1995               1             5/8
   April 3, 1995       - July 2, 1995                7/16          1/4
   July 3, 1995        - October 1, 1995             7/8           1/4
   October 2, 1995     - January 1, 1996             5/8           1/4
   January 2, 1996     - March 31, 1996              31/32         5/16
   April 1, 1996       - June 30, 1996               1 1/4         5/8

   July 1, 1996        - September 29, 1996          13/16         1/16
   September 30, 1996  - December 29, 1996           1/4           1/50

      On February 14, 1997, the high and low bid prices on the NASDAQ OTC Bulletin Board were $.03 and $.02, respectively.


      On January 1, 1997, there were 233 holders of record of the Company's Common Stock and one holder of record of the Company's Series A-1 Preferred Stock.

      The Company has never paid dividends on the Common Stock or on the Series A-1 Preferred Stock and does not anticipate paying any dividends in the foreseeable future.

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Series A-1 Preferred Stock, par value $.001 per Share.

      Holders of Common Stock are entitled to one vote for each share held on all matters voted on by shareholders of the Company and do not have cumulative voting rights relating to the election of directors. Holders of Common Stock are entitled to receive such dividends if, as and when declared by the board of directors and out of funds legally available. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock will be entitled to receive pro rata assets of the Company, if any, remaining after payment of all debts and liabilities.
                              SELLING STOCKHOLDERS

      The following table sets forth the number of Shares being offered hereby by the Selling Stockholders. Neither of the Selling Stockholders has had any material relationship with the Company or any of its affiliates during the past three years. To the Company's knowledge, the Selling Stockholders do not have beneficial ownership of any shares of capital stock of the Company other than the Shares being offered hereby.
                                                            Percentage of
        Name                 Number of Shares             Outstanding Stock
        ----                 ----------------             -----------------

        Peter Sayet(1)              325,000(2)                   3.5%

        Howard Green(1)             325,000                      3.5%

----------
(1) Subsequent to the sale of all of the foregoing shares, Messrs. Sayet and Green may, under the terms of the Settlement Agreement between the Company and Mr. Sayet, become beneficial owners of an aggregate of 213,333 shares held by an escrow agent.


(2) As of the date hereof, the Company has been advised that 62,000 of Mr. Sayet's Shares have been sold.

                              PLAN OF DISTRIBUTION


      The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Selling Stockholders may, from time to time, offer for sale and sell or distribute the Shares to be offered by it hereby (a) in transactions executed in the Over the Counter market, on the NASDAQ SmallCap System, or any securities exchange on which the shares may be traded, through registered broker-dealers (who may act as principals, pledgers or agents) pursuant to unsolicited orders or offers to buy, (b) in negotiated transactions, or (c) through other means, including pursuant to the exemption provided by Commission Rule 144, if available. The Shares may be sold from time to time in one or more transactions at market prices prevailing at the time of sale or a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and its underwriters, dealers, brokers or agents. The Shares may also be offered in one or more underwritten offerings. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus.


      In connection with distribution of the Shares, the Selling Stockholders may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the Shares pursuant to this Prospectus in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short pursuant to this Prospectus and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which may result in the delivery of Shares to such broker-dealers who may sell such Shares pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares to a broker-dealer and upon default the broker-dealer may effect the sales of the pledged Shares pursuant to this Prospectus.

      Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholders and/or purchasers of Shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Stockholders and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions, concessions or fees received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares will be selected by the Selling Stockholders and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

      Pursuant to the settlement, the Selling Stockholders (and any underwriter and selling broker participating in the distribution of Shares) are entitled to indemnification by the Company against liability (including liability under the Securities Act and the Exchange Act) arising by reason of any untrue statement or omission or alleged omission (other than a statement provided by the Selling Stockholders) contained in the registration statement of which this Prospectus is a part.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      The Company's By-laws provide that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Florida law.

      In addition, the Company's Articles of Incorporation provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for approving a dividend, stock repurchases or other distributions to stockholders that would result in personal liability to the directors under Florida law, or (iv) for any transaction in which the director derived an improper personal benefit.

      Section 607.014 of Chapter 607 of the Florida Statutes provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation can indemnify directors, officers, and other employees or agents of the corporation except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interests of the corporation. The Company's Articles of Incorporation provide, in part, that the Company shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, or claim, by reason of the fact that such person is or was a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, trustee, officer, employee or other agent of another organization, including service in any capacity with respect to employee benefit plans, against all liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the defense or disposition of or otherwise in connection with or resulting from any such action, suit, proceeding or claim.

      Pursuant to the Settlement Agreement, the directors and officers of the Company are entitled to indemnification by the Selling Stockholders against liability (including liability under the Securities Act and the Exchange Act) arising by reason of any statement contained in the registration statement that the Selling Stockholders provided to the Company in writing explicitly for use in this registration statement, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in this registration statement, in the circumstances in which they are made, not be misleading.

      Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The Company has agreed to indemnify Steven E. Glass in respect of claims against him arising from certain statements set forth in the Bankruptcy Petition of Building Blocks which are based upon information provided to him by other persons associated with the Company or Building Blocks.

                                     EXPERTS


      The financial statements as at and for the fiscal year ended June 30, 1996, included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, which report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Goodkind Labaton Rudoff & Sucharow LLP, New York, New York.

                          INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet
at December 29, 1996 (unaudited).........................................   F-1


Condensed Consolidated Statements of
Operations for the 26-week periods
ended December 29, 1996 and December 31, 1995 (unaudited)................   F-2

Condensed Consolidated Statements of
Cash Flows for the 26-week periods
ended December 29, 1996 and December 31, 1995 (unaudited)................   F-3


Notes to the Condensed Consolidated Financial
Statements as of December 29, 1996 (unaudited)...........................   F-4


Report of Independent Certified Public Accountants
upon the Condensed Consolidated Financial Statements
as at and for the year ended June 30, 1996...............................   F-7


Consolidated Balance Sheet as at June 30, 1996...........................   F-8

Consolidated Statements of Operations for the 53 Weeks
ended July 2, 1995 and 52 Weeks ended June 30, 1996......................   F-9

Consolidated Statements of Stockholders'
Equity for the 53 Weeks ended July 2, 1995 and
52 Weeks ended June 30, 1996.............................................   F-10

Consolidated Statements of Cash Flows for the 53 Weeks
ended July 2, 1995 and 52 Weeks ended June 30, 1996......................   F-11

Notes to Consolidated Financial Statements...............................   F-12

                          Specialty Retail Group, Inc.
                      Condensed Consolidated Balance Sheet
                             as at December 29, 1996
                                   (Unaudited)

ASSETS
  Current Assets:
  Cash and cash equivalents                                          $  267,332
  Inventory                                                             382,727
  Other Current Assets                                                  176,572
                                                                    -----------
  Total Current Assets                                                  826,631

  Property and equipment, net                                           412,829
  Goodwill, net                                                            --
  Other assets, primarily security deposits                              92,356
                                                                    -----------
  TOTAL ASSETS                                                       $1,331,816
                                                                    ===========

LIABILITY AND STOCKHOLDERS' EQUITY
  Current Liabilities:
  Accounts Payable                                                   $1,321,953
  Accrued liabilities                                                 1,068,735
                                                                    -----------
  Total Current Liabilities                                           2,390,688
                                                                    ===========

Commitments and contingencies (Note 5)
  Stockholders' equity:
  Series A-1 Preferred Stock; 10,000,000 shares
  authorized; $.001 par value; issued and
  outstanding, 2,394,130 shares                                           2,394
  Common Stock; 100,000,000 shares authorized; $.001
  par value; 9,538,071 issued and outstanding                             9,538
  Additional paid-in capital                                         11,573,357
  Accumulated deficit                                               (12,468,497)
  Treasury stock 240,500 shares, at cost                               (175,664)
                                                                    -----------
  Total stockholders' equity                                         (1,058,872)
                                                                    -----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 1,331,816
                                                                    ===========



See accompanying notes to consolidated financial statements

                          Specialty Retail Group, Inc.
                 Condensed Consolidated Statements of Operations
                                   (UNAUDITED)

                                                   13 weeks ended                 26 weeks ended
                                                   --------------                 --------------

                                           Dec. 29, 1996  Dec. 31, 1995  Dec. 29, 1996  Dec. 31, 1995
                                           -------------  -------------  -------------  -------------
Net Sales                                   $ 1,068,749     $3,066,506    $ 2,316,042    $4,475,079
Cost of Sales                                   805,878      1,697,154      1,625,385     2,435,335
                                            -----------     ----------    -----------    ----------
Gross Profit                                    262,871      1,369,352        690,657     2,039,744

Operating Expenses:

  Selling                                       590,681        780,004      1,369,967     1,470,839
  General and Administrative                    435,116        459,368        890,012       889,061
                                            -----------     ----------    -----------    ----------
Income (loss) from operations                  (762,926)       129,980     (1,569,322)     (320,156)

Other income (expense):

Interest income                                      64         95,995            850       126,316
Miscellaneous Income                             18,894           --           21,600          --
Gain or extinguishment of debt-Note 4              --             --           45,256          --
Loss on Fixed Assets due to store closings     (314,595)          --         (314,595)         --
Writedown of Goodwill                          (136,882)      (136,882)
                                            -----------     ----------    -----------    ----------

Income (loss) before income tax expense      (1,195,444)       225,975     (1,953,092)     (193,840)
Income tax expense
                                            -----------     ----------    -----------    ----------
Net Income (loss)                           $(1,195,444)    $  225,975    $(1,953,092)   $ (193,840)
                                            -----------     ----------    -----------    ----------
Per share amounts
  Net Income(loss)                          $     (0.13)    $     0.03    $     (0.20)   $    (0.02)
                                            -----------     ----------    -----------    ----------
Weighted average number of
common shares outstanding                     9,538,071      8,766,105      9,538,071     8,674,738
                                            -----------     ----------    -----------    ----------


See accompanying notes to consolidated financial statements

                          Specialty Retail Group, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                             26 weeks ended     26 weeks ended
                                            December 29, 1996  December 31, 1995
                                            -----------------  -----------------
Cash flows from operating activities
Net loss                                         $(1,953,092)     $  (193,840)
                                                 -----------      -----------
  Adjustments made to reconcile net loss to net cash used in operating activities:

    Depreciation and amortization                     70,845          148,426
    Writedown of Goodwill                            136,882             --
    Loss on Property and Equipment                   314,595             --
    Gain on extinguishment of debt (Note 4)          (45,256)            --
    (Increase) decrease in inventory                 899,050          (85,095)
    Decrease in other current assets                 (47,034)         (29,235)
    (Increase) decrease in other assets                2,287          (67,643)
    Increase (decrease) in accounts payable
    and accrued liabilities                          282,231         (308,617)
                                                 -----------      -----------
Total adjustments                                  1,613,599         (342,164)
                                                 -----------      -----------
Net cash used in operating activities               (339,494)        (536,004)
                                                 -----------      -----------
Cash flows from Investing activities

  Expenditures for property and equipment             (5,180)        (127,808)
  Equity Investment                                     --           (220,000)
                                                 -----------      -----------
Net cash used in investing activities                 (5,180)        (347,808)
                                                 -----------      -----------
Cash flows from financing activities:

  Proceeds from borrowings (Note 4)                  225,000
  Investment in Notes                                   --         (1,000,000)
                                                 -----------      -----------
Net cash provided by financing activities            225,000       (1,000,000)
                                                 -----------      -----------

Net decrease in cash and cash equivalents           (119,674)      (1,883,812)
Cash and cash equivalents, beginning of period       387,006        2,913,188
                                                 -----------      -----------

Cash and cash equivalents, end of period         $   267,332      $ 1,029,376
                                                 ===========      ===========

Supplemental Schedule of Noncash Investing and Financing Activities:

On August 26, 1996, the Company issued 650,000 shares of its Common Stock valued at $570,000 as part of a legal settlement. This item appears as "Legal settlement-equity to be issued," in the Company's June 30, 1996 Consolidated Balance Sheet. Please refer to Note 4 in the accompanying notes for a further discussion of this matter.


See accompanying notes to consolidated financial statements

                          Specialty Retail Group, Inc.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)
                                December 29, 1996

1. Basis of Presentation

      The accompanying unaudited consolidated financial statements of Specialty Retail Group, Inc. (the "Registrant") and subsidiaries (collectively, the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB.

      With respect to the unaudited consolidated financial statements for the thirteen and twenty-six weeks ended December 29, 1996 and December 31, 1995, it is the Registrant's opinion that all necessary adjustments (consisting of normal and recurring adjustments and an adjustment to Goodwill described in Note 6) have been included to present a fair statement of results for the interim periods.

      These statements should be read in conjunction with the Company's financial statements included in the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996. Due to the bankruptcy filing by the Company's Building Blocks, Inc. subsidiary, and the sale of the outstanding capital stock of the Company's Building Blocks Franchise Corp. subsidiary, operating results for the interim period are not indicative of results that may be expected for the fiscal year ended June 29, 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations promulgated by the Securities and Exchange Commission.

2. Going Concern

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, and except as described in Note 6, they do not include adjustments relating to the recoverability of recorded asset amounts and classification of recorded assets and liabilities.

      On January 31, 1997, the Company's Building Blocks, Inc. ("Building Blocks") subsidiary filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 97-B-40684 (BRL)). The petition seeks protection from creditors while Building Blocks attempts to dispose of its retail stores either through sales of the stores and assignment of their leases or by the liquidation of inventory and fixtures. Effective January 28, 1997 the outstanding capital stock of the Company's Building Blocks Franchise Corp. ("BBFC") subsidiary (which owns the "Building Blocks" trademarks) was sold by the Company's Building Blocks Holdings, Inc. ("BBHI") subsidiary. The net proceeds from the sale received at closing ($33,231) were paid over to BBI pursuant to an agreement requiring BBHI to obtain a general release from BBI to BBFC. BBHI will also receive additional net proceeds of the sale in an amount of up to $20,000, which becomes payable, subject to possible offsets, 100 days after the closing. Such net proceeds are also payable to BBI.

      The Company, which has no other business operations, has been attempting to attract an operating business with which to effectuate a business combination. The Company has only nominal cash and has accounts payable of approximately $400,000. In addition, the Company is a guarantor of a store lease on which Building Blocks has defaulted and as to which the landlord has commenced a suit against

Building Blocks for $180,000. The Company may also be liable, at some future date, for payment of up to $160,000 to certain parties pursuant to the settlement agreement described in Note 5. It is not expected that the Company wil receive any cash from Building Blocks upon completion of Building Blocks' bankruptcy proceedings. The Company has been receiving cash advances in the form of demand loans from two of its stockholders in order to meet its operating expenses and has been obtaining forbearances from its principal creditors. At February 10, 1997 such advances (which are included in the accounts payable described above) aggregated $52,500. There are no assurances as to the time or extent that the stockholder advances and/or forbearance will continue. Further, there is no assurance that any business combination can ever be effectuated. Any such combination may depend upon the Company's ability to reach settlements of its outstanding obligations.

      The foregoing raise substantial doubt about the Company's ability to continue as a going concern.

3. Chapter 11 - Petition of Debtor

      In the Chapter 11 case, substantially all liabilities of the Debtor as of the date of the Filing are subject to resolution under a plan of reorganization to be voted upon by the Debtor's creditors and stockholders and confirmed by the Bankruptcy Court. Financial schedules will be filed by the Debtor as of the date of the Filing as shown by the Debtor's accounting records. Differences between amounts shown by the Debtor and claims filed by creditors will be investigated and resolved. The amount and settlement terms for such disputed liabilities are subject to allowance by the Bankruptcy Court. Ultimately the adjustment of all liabilities of the Debtor remains subject to a Bankruptcy Court approved plan of reorganization and, accordingly, are not presently determinable.

      Under the Bankruptcy Code, the Debtor may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition contracts, subject to Bankruptcy Court review. The Debtor cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for any rejected contracts and no provisions have yet been made for these items. Similarly, the Debtor cannot presently determine the net realizable value of its remaining assets, except that the Debtor has determined that its Goodwill has no future value (See
Note 6).

4. Equity Investments

      Effective December 14, 1995, the Company acquired 25% of the Common Stock of CM Franchise corp., a franchiser of specialty carpet retailers operating under the registered trademark of "Carpet Master" for a total consideration of $224,150. In addition, as part of the transaction, the Company obtained an option to acquire an additional 12.5% of CM Franchise Corp.'s common stock. The Company accounted for this transaction using the equity method.

      In July 1996, the Company received a loan of $225,000 to cover a working capital shortfall. Under the agreement, the Company had the right to either repay the advance without interest or to transfer to the lender all of the Company's rights and interests in the common stock of CM Franchise Corp. and warrants to purchase additional shares of such common stock it acquired in December 1995. The Company transferred the rights and interests in satisfaction of the loan on September 29, 1996. As a result, the Company recorded a $45,256 gain on this transaction in the accompanying Condensed Consolidated Statements of Operations for the 26 weeks ended December 29, 1996.

5. Commitments and Contingencies

      Legal Settlement-Issuance of Common Stock

      The Company was a party defendant in a lawsuit with a former officer, director and shareholder who alleged, among other things, breach of contract, fraud, defamation, interference with stock transfer rights, breach of fiduciary duties by certain former officers of the Company, conspiracy to defraud, and interference with respect to the inspection of corporate records. The Plaintiff claimed he was entitled to a termination payment of $1,400,000 pursuant to an employment agreement with the Company.

      During August 1996, the Company settled this litigation without admitting liability, by issuing an aggregate of 650,000 shares of the Company's common stock valued at $570,000 to the plaintiff and his designee. The Company also agreed to guarantee up to $160,000 for any shortfall from $650,000 realized upon the sale by the holders of all of the 650,000 shares. The Company may be required to satisfy the guarantee by a cash payment or by the release to the holders of an additional 213,333 shares of common stock currently being held by an escrow agent.

      Other Legal Proceedings-Leases

      At November 12, 1996, landlords at two mall stores which were closed between June and October 1996 had obtained judgments of $86,000 (Westend Garden State Plaza Limited Partnership v. Building Blocks, Inc., Superior Court of New Jersey, Bergen County, commenced June 4, 1996) and $104,000 (Natick Limited Partnerships v. Building Blocks, Inc., District Court, Middlesex, Massachusetts, commenced August 12, 1996) against Building Blocks for rent arrearages and damages, an action seeking $47,000 in back rent and $140,000 in damages is pending with respect to a third mall store closed prior to October 1996 (Westland Properties, Inc. v. Building Blocks, Inc., Superior Court - Fairfield, Connecticut, commenced June 24, 1996), and a suit for rent arrearages of $180,000 was pending with respect to a mall store closed in October 1996 (Fashion Mall Partners, L.P. v. Building Blocks, Inc., City Court - Westchester, New York, commenced September 26, 1996). At December 29, 1996, substantially all unpaid rents were accrued on the Company's financial statements, and no provision was made with respect to the damage claims.

6. Writedown of Goodwill and Loss on Property and Equipment

      Due to the filing of the Chapter 11 petition by Building Blocks and the sale of BBFC, the Company has determined that the Goodwill has no future value and has recorded a writeoff of $136,882 during the 13-week period ended December 29, 1996. Additionally, the Company recorded a loss on Property and Equipment during the same period of $314,595 due to the closing of certain stores.

7. Subsequent Events

      As described in Note 2, on January 28, 1997, the Company sold all of the outstanding capital stock of BBFC and on January 31, 1997 Building Blocks filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Subsequent to December 29, 1996 landlords at four of the five remaining stores currently operated by Building Blocks served "Notices to Quit" based upon non-payment of rent.

Report of Independent Certified Public Accountants

To The Board of Directors and Stockholders of
   Specialty Retail Group, Inc.

We have audited the consolidated balance sheet of Specialty Retail Group, Inc. and subsidiary as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Specialty Retail Group, Inc. and subsidiary at June 30, 1996, and the results of their operations and their cash flows for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP

New York, NY

September 20, 1996

                                     Specialty Retail Group, Inc. and Subsidiary

--------------------------------------------------------------------------------
                                                      Consolidated Balance Sheet
--------------------------------------------------------------------------------

June 30, 1996

Assets
Current:
   Cash and cash equivalents                                       $    387,006
   Inventory                                                          1,281,777
   Other current assets                                                 129,538
                                                                   ------------
       Total current assets                                           1,798,321

 Property and equipment, net (Note 3)                                   778,326
Goodwill, net of accumulated amortization of $223,925                   143,032
Equity investment (Notes 4 and 12)                                      179,744
 Other assets, primarily security deposits                              103,255
                                                                   ------------
                                                                   $  3,002,678
                                                                   ============
Liabilities and Stockholders' Equity
Current:
   Accounts payable                                                $  1,252,432
   Accrued liabilities                                                  856,024
                                                                   ------------
       Total current liabilities                                      2,108,456
                                                                   ------------
Legal settlement - equity to be issued (Note 5)                         570,000
                                                                   ------------
Commitments and contingencies (Note 5)
Stockholders' equity (Notes 6 and 7):
   Series A-1 preferred stock, $.001 par value -
     shares authorized 10,000,000; issued and
     outstanding 2,394,130                                                2,394
   Common stock, $.001 par value - shares authorized
     100,000,000; issued and outstanding 8,674,738                        8,675
    Additional paid-in capital                                       11,004,220
   Accumulated deficit                                              (10,515,403)
    Treasury stock, 240,500 shares                                     (175,664)
                                                                   ------------
       Total stockholders' equity                                       324,222
                                                                   ------------
                                                                   $  3,002,678
                                                                   ============

                    See accompanying notes to consolidated financial statements.

                                     Specialty Retail Group, Inc. and Subsidiary

                                           Consolidated Statements of Operations

                                                 52 weeks ended   53 weeks ended
                                                  June 30, 1996    July 2, 1995
                                                 --------------   --------------
Net sales                                          $ 7,126,444     $ 5,629,643
 Cost of sales                                       4,136,490       3,286,273
                                                   -----------     -----------
       Gross profit                                  2,989,954       2,343,370
 Operating costs:
   Selling                                           3,159,280       2,438,024
   General and administrative                        2,143,541       2,925,557
   Restructuring and other expenses (Note 10)          660,767       2,788,626
                                                   -----------     -----------
Loss from operations                                (2,973,634)     (5,808,837)
Other income (expense):
   Interest income, net of interest
     expense of $-0- and $28,316                       110,437         338,498
   Loss on equity investment (Note 4)                  (44,406)           --
   Legal settlement - noncash (Note 5)                (570,000)           --
   Other income                                        124,955            --
                                                   -----------     -----------
       Loss before income tax expense               (3,352,648)     (5,470,339)
Income tax expense (Note 8)                             26,020          29,000
                                                   -----------     -----------
Loss from operations                               $(3,378,668)    $(5,499,339)
                                                   ===========     ===========
Per share amounts:
   Net loss                                        $      (.39)    $      (.63)
                                                   ===========     ===========
Weighted average number of common
  shares outstanding                                 8,674,738       8,660,063
                                                   ===========     ===========

                    See accompanying notes to consolidated financial statements.

                                     Specialty Retail Group, Inc. and Subsidiary

                                 Consolidated Statements of Stockholders' Equity

52 weeks ended June 30, 1996 and 53 weeks ended July 2, 1995

                                                                                              Stock
                              Preferred stock             Common stock                     subscription     Retained
                             -------------------     --------------------    Additional      note and       earnings
                             Number of                Number of               paid-in        interest     (accumulated
                              shares      Amount       shares      Amount     capital       receivable      deficit)
                             ---------  --------     ----------  --------   ------------   -------------   -----------
Balance, July 3, 1994        2,394,130  $  2,394     8,807,248   $  8,807   $ 10,940,903   $ (1,335,203)  $ (1,637,396)
Interest on subscription
   note receivable
   (Note 6)                       --        --            --         --          132,647       (132,644)          --
 Note redemption
   (Note 6)                       --        --      (2,817,581)    (2,817)    (1,465,030)     1,467,847           --
Shares repurchased                --        --            --         --             --             --             --
HVM acquisition                   --        --       2,685,071      2,685      1,395,700           --             --
Net loss                          --        --            --         --             --             --       (5,499,339)
                             ---------  --------  ------------   --------   ------------   ------------   ------------
Balance, July 2, 1995        2,394,130     2,394     8,674,738      8,675     11,004,220           --       (7,136,735)
Net loss                          --        --            --         --             --             --       (3,378,668)
                             ---------  --------  ------------   --------   ------------   ------------   ------------
Balance, June 30,
   1996                      2,394,130  $  2,394     8,674,738      8,675   $ 11,004,220   $       --     $(10,515,403)
                             =========  ========  ============   ========   ============   ============   ============

                                                Total
                               Treasury     stockholders'
                                 stock          equity
                               --------     -------------
Balance, July 3, 1994         $     --     $  7,979,505
Interest on subscription
   note receivable
   (Note 6)                         --                3
 Note redemption
   (Note 6)                         --             --
Shares repurchased              (175,664)      (175,664)
HVM acquisition                     --        1,398,385
Net loss                            --       (5,499,339)
                              ----------   ------------
Balance, July 2, 1995           (175,664)     3,702,890
Net loss                            --       (3,378,668)
                              ----------   ------------
Balance, June 30,
   1996                       $ (175,664)  $    324,222
                              ==========   ============

                    See accompanying notes to consolidated financial statements.

                                     Specialty Retail Group, Inc. and Subsidiary

                                           Consolidated Statements of Cash Flows
                                                                        (Note 9)

                                                  52 weeks ended  53 weeks ended
                                                   June 30, 1996   July 2, 1995
                                                  --------------  --------------
Cash flows from operating activities:
   Net loss                                           $(3,378,668)  $(5,499,339)

   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Depreciation and amortization                      307,248       492,962
       Loss on disposal of equipment                      699,674       575,782
        Loss on investment in equity acquisition           44,406          --
       Legal settlement - stock to be issued              570,000          --
    Increase (decrease) in:
       Inventory                                          120,099      (777,776)
       Other current assets                               (11,213)      179,419
       Other assets                                       (45,116)       (1,124)
   Increase (decrease) in:
       Accounts payable and accrued liabilities          (496,330)    1,346,279
                                                      -----------   -----------
           Total adjustments                            1,188,768     1,815,542
                                                      -----------   -----------
           Net cash used in operating activities       (2,189,900)   (3,683,797)
                                                      -----------   -----------
Cash flows from investing activities:
   Expenditures for property and equipment               (112,132)   (1,944,527)
   Equity investment (Note 4)                            (224,150)         --
                                                      -----------   -----------
            Net cash used in investing activities        (336,282)   (1,944,527)
                                                      -----------   -----------
Cash flows from financing activities:
   HVM acquisition (Note 10)                                 --       1,398,388
   Repurchase of treasury stock                              --        (175,664)
   Repayment of notes payable                                --        (317,632)
                                                      -----------   -----------
           Net cash provided by financing activities         --         905,092
                                                      -----------   -----------
Net decrease in cash and cash equivalents              (2,526,182)   (4,723,232)
 Cash and cash equivalents, beginning of year           2,913,188     7,636,420
                                                      -----------   -----------
Cash and cash equivalents, end of year                $   387,006   $ 2,913,188
                                                      ===========   ===========

                    See accompanying notes to consolidated financial statements.

                                     Specialty Retail Group, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

1.   Business and             General
     Summary of
     Significant              Specialty Retail Group, Inc. (the "Company") is a
     Accounting Policies      holding company engaged in the operation and
                              franchising of retail specialty toy stores. The
                              Company is also exploring opportunities for business combinations.

                              Building Blocks, Inc. ("Building Blocks" or the "Subsidiary") operates a specialty educational and developmental toy store chain which, at June 30, 1996, consisted of ten stores located in Connecticut, New York, and Massachusetts.

                              Subsequent to June 30, 1996, the Company formed a wholly-owned subsidiary, Building Blocks Holdings, Inc., which formed Building Blocks Franchise Corp. ("Building Blocks Franchise"). Building Blocks Franchise grants franchises to qualified candidates for the operation of Building Blocks retail stores.

                              Fiscal Year

                              The Company has elected its fiscal year to be based on a 52/53-week fiscal year ending on the Sunday closest to June 30. Fiscal 1996 and 1995 consisted of 52 and 53 weeks, respectively.

                              Principles of Consolidation

                              The consolidated financial statements include the accounts of the Company and the Subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

                              Cash Equivalents

                              Cash equivalents consist principally of
                              treasury securities and highly liquid money market accounts purchased with an original maturity of three months or less. Such accounts are carried at cost plus accrued interest, which approximates market.

                              Inventories

                              Inventories are principally stated at the lower of cost, determined by the retail inventory method on the first-in, first-out (FIFO) basis.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              Property and Equipment

                              Property and equipment are stated at cost.
                              Depreciation is provided on the straight-line method over the estimated useful lives of approximately 3 to 7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over 10 years or the related lease term, whichever is shorter.

                              Revenue Recognition

                              Revenue from sales of the Company's products is recognized at the time of sale.

                              Goodwill

                              The excess of purchase price over the fair value of net assets acquired is being amortized on the straight-line method over 15 years. The Company's policy is to evaluate goodwill for potential impairment of value at each balance sheet date, by analyzing operating results and related cash flows, trends and prospects as well as competitive and economic factors.

                              Store Opening and Closing Costs

                              The Company follows the practice of deferring store pre-opening costs, expensing such amounts over a 12-month period. The costs associated with store closings are accrued when the decision is made to close the location.

                              Deferred Rent

                              Cash payments for rent obligations were $1,093,000 and $843,000, respectively, for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995. Accounting principles require that future rental increments be accrued on a straight-line basis over the term of the lease. The noncash additional rental accruals reflected in the consolidated financial statements amount to $116,000 and $176,000 for the 52 weeks ended June 30, 1996 and the 53 weeks ended July 2, 1995, respectively.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              Income Taxes

                              The Company adopted Statement of Financial
                              Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," which calls for the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred income tax (benefit) expense is measured by the change in deferred income tax assets or liabilities during the year. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                              Per Share Data

                              Per share data is calculated based on the weighted average number of shares of common stock outstanding during the period. The Company's outstanding stock options are excluded from the fiscal 1996 and 1995 computations as their effect would be antidilutive or immaterial during these periods.

                              Use of Estimates

                              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              Fair Value of Financial Instruments

                              The carrying amounts of cash and cash equivalents, other current assets, accounts payable and accrued liabilities approximate fair value because of the short maturity of these items.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              Long-Lived Assets

                              During 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), was issued. SFAS 121 requires the Company to review long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows of the enterprise are less than their carrying amounts, their carrying amounts are reduced to fair value and an impairment loss is recognized. The adoption of this pronouncement in fiscal 1997 is not expected to have a significant impact on the Company's financial statements.

                              Stock Options

                              The Company accounts for all transaction under which employees receive shares of stock or other equity instruments in the Company or the Company incurs liabilities to employees in amounts based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company does not anticipate adopting the fair value method encouraged by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

                              Presentation of Prior Year Data

                              Certain reclassifications have been made to conform prior year data with the current presentation.

2. Going Concern              The accompanying financial statements have been
                              prepared assuming that the Company will continue as a going concern; they do not include adjustments relating to the recoverability of recorded asset amounts and classification of recorded assets and liabilities. The Company has incurred losses of approximately $10,515,000 from inception through June 30, 1996, including significant losses in the last two fiscal years.
                              This condition raises substantial doubt about the Company's ability to continue as a going concern.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              Management intends to close certain of Building Blocks' stores before the 1996 holiday season and to consolidate inventories from these stores at its other stores. Building Blocks Franchise and Building Blocks are also actively seeking other potential franchisees to acquire Building Blocks-operated stores and their leases, fixtures and inventories. Building Blocks Franchise is, simultaneously, pursuing the sale of franchises for new locations. At September 20, 1996, franchises had been sold for Dallas, Texas and Chicago, Illinois.

                              The Company's present plan contemplates that any Building Blocks-operated stores in operation after January 1997 will be transferred to franchisees or will otherwise be phased out by the Spring of 1997 and that the Company will thereafter limit its retail toy activities to franchising by Building Blocks Franchise. The Company's ability to generate adequate cash flow to sustain its planned activities beyond December 31, 1996 is therefore dependent upon the success Building Blocks achieves in its plans to transfer Building Blocks-operated stores to franchisees and upon Building Blocks Franchise's ability to sell additional franchises which, in turn, may be affected by Building Blocks' financial condition and the closing or franchising of Building Blocks-operated stores. It is expected that cash generated by Building Blocks will be applied to reduce its accounts payable and other obligations and will not be available to fund Building Blocks Franchise's operations. Building Blocks Franchise will rely upon cash currently held by the Company and franchise revenues.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              There can be no assurance as to the ultimate outcome of any of the foregoing matters, and the Company may require additional working capital, in amounts which could be substantial. There can be no assurances that any working capital will be available on acceptable terms or at all.

                              The Company is also seeking opportunities for a business combination with an operating company (a "Business Combination"). The Company intends to attempt to negotiate a Business Combination for stock of the Company. There are no agreements or understandings with respect to any Business Combination. Management believes that the Company's status as a publicly-traded company and its net operating loss carryforward ("NOL") will be attractive to a privately-held operating company. However, there can be no assurance that the Company will be able to locate a potential party to a Business Combination or negotiate a Business Combination on terms satisfactory to the Company or at all.

3. Property and
   Equipment                  June 30, 1996

                              Leasehold improvements                 $  656,892

                              Equipment                                 231,608

                              Furniture and fixtures                    393,035
                                                                     ----------
                                                                      1,281,535

                              Less: Accumulated depreciation
                                    and amortization                   (503,209)
                                                                     ----------
                                                                     $  778,326
                                                                     ==========

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

4. Equity Investment          On December 14, 1995, the Company acquired 25% of
                              the common stock of CM Franchise Corp. ("CM"), a franchisor of specialty carpet retailers operating under the registered trademark of "Carpet Master" for a total consideration of $224,150. In addition, as part of the transaction, the Company also obtained an option to purchase an additional
                              12.5% of CM's common stock. The Company has accounted for this transaction using the equity method. Following is a summary of the Company's investment in CM for the year ended June 30, 1996:

                              Purchase of 25% interest in CM           $224,150

                              Less:  25% share in net loss
                                     of investee                        (44,406)
                                                                       --------
                              Balance in equity investment
                                at June 30, 1996                       $179,744
                                                                       ========

                              This investment has been pledged as collateral (see Note 12).

5. Commitments,               Legal Settlement - Noncash
   Contingencies and
   Other                      The Company was a party defendant in a lawsuit
                              with an individual (the "Plaintiff") who was an officer and director of the Company when it operated a medical laboratory business which it sold in 1991. The Plaintiff alleged, among other things, breach of contract, fraud, defamation, interference with stock transfer rights, breach of fiduciary duties by certain former officers of the Company, conspiracy to defraud and interference with respect to the inspection of corporate records. The Plaintiff claimed he was entitled to a termination payment of approximately $1,400,000 pursuant to an employment agreement with the Company. The Company vigorously defended itself against the Plaintiff's allegations and vigorously prosecuted its counterclaims. During the fourth quarter of fiscal 1995, the Company recorded a liability of $250,000 related to legal fees for this matter.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              During August 1996, the Company settled this litigation, without admitting liability, by issuing an aggregate of 650,000 shares of the Company's common stock to the plaintiff and his designee. The Company also agreed to guarantee up to $160,000 for any shortfall from $650,000 realized upon the sale by the holders of all of the 650,000 shares. The Company may satisfy the guarantee by a cash payment or by the release to the holders of an additional 213,333 shares of common stock being held by an escrow agent.

                              As a result of this settlement, the Company recorded a noncash expense of $570,000 which appears as "Legal Settlement - noncash" in the accompanying consolidated statement of operations for the year ended June 30, 1996. The $570,000 noncash expense is based on the market value of the Company's common stock when the parties reached an agreement to settle.

                              Other Legal Proceedings

                              At September 20, 1996, landlords at three mall stores which were closed between June and September 1996 had instituted legal proceedings against Building Blocks for rent arrearages in the aggregate amount of approximately $200,000 and additional damages of approximately $470,000 for breaches of the underlying leases. Building Blocks is actively defending these damages claims and believes that such claims are subject to substantial reduction. Management is engaged in settlement discussions with the landlords of these three malls and believes, although there can be no assurance, that it can reach settlements which will be within Building Blocks' anticipated use of its expected cash resources after completion of the plan described in Note 2. The Company has accrued substantially all rent in arrears through June 30, 1996. No amount has been accrued for damages pending the outcome of the settlement negotiations. Building Blocks is also attempting to renegotiate the terms of a lease on a fourth mall store. Building Blocks has received a notice of default from the landlord of this store with respect to approximately $114,000 of rent it has withheld.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              Lease Commitments

                              The Company leases office space and retail stores under various noncancellable long-term operating lease agreements for periods ranging from approximately three to ten years. Most leases require the payment of taxes, insurance, common area charges and/or maintenance.

                              As of June 30, 1996, the Company is committed for aggregate future rentals (exclusive of taxes, insurance, common area charges and maintenance) for the next five fiscal years and thereafter under noncancellable operating leases for various facilities as follows:

                              Fiscal
                              ------
                              1997                                    $1,067,347
                              1998                                       746,380
                              1999                                       693,729
                              2000                                       615,854
                              2001                                       527,984
                               Thereafter                              1,888,661
                                                                      ----------
                                                                      $5,539,955
                                                                      ==========

                              The above table excludes the commitments related to the leases for the three mall stores which were closed during the period June through September 1996. As noted above, the Company is engaged in settlement discussions with the landlords of these three stores.

                              Rent expense, excluding executory costs, for all operating leases approximated $1,214,000 and $1,020,000 for the fiscal years ended June 30, 1996 and July 2, 1995, respectively.

                              The Company's real estate advisory and consulting division results of operations for fiscal 1996 and 1995 were not material.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

6. Stock Transactions         Effective June 29, 1995, the Company acquired
                              Healthcare Venture Management Corp. ("HVM"), an affiliate of ILM Acquisition, L.P. ("IALP"), for
                              2,685,071 shares of common stock. As a result of the acquisition, the Company will consolidate payment to HVM of a 3.5% consulting fee on revenues through 2011. The cost of the acquisition has been charged to other expenses in fiscal 1995
                              (see Note 10).

                              In connection with IALP's acquisition of a controlling interest in the Company in June 1991, the Company received from IALP $1,000,000 in cash and a $1,000,000 five-year promissory note, accruing interest at 10% per annum, which was secured by the common stock and preferred stock of the Company acquired by IALP. On June 29, 1995, the Company purchased the 2,817,581 shares of common stock held by IALP at a price of $.52 per share. The purchase was paid for through the cancellation by the Company of the $1,000,000 promissory note from IALP and interest accrued thereon of $467,407. IALP retained ownership of 2,394,130 shares of the Registrant's Series A-1 preferred stock.

7. Stock Option Plans         In December 1991 and October 1994, the Company
                              established the 1991 Nonqualified Stock Option
                              Plan and the 1994 Stock Option Plan (the "Plans") under which a total of 700,000 and 500,000 shares, respectively, of the Company's common stock could be issued to officers, directors, employees and independent contractors of the Company. The Plans are administered by a committee appointed by the Board of Directors (the "Committee"). The
                              Committee has authority, subject to the terms of the Plans, to determine the individuals to whom options may be granted, the exercise price and the number of shares of common stock subject to each option, the time or times during which all or a portion of each option may be exercised and certain other provisions of each option. As of June 30, 1996, an aggregate of 610,000 shares remain available for future grant of options under the Plans.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              Nonqualified stock option activity has been as follows:

                                                   Number of     Exercise price
                                                    shares         per share
                                                   ---------     --------------
                   Outstanding at July 3, 1994      510,000     $1.50 to $2.3125

                    Granted                         300,000      $1.00 to $1.50

                   Expired/cancelled               (250,000)     $1.50 to $2.00

                    Exercised                         --                --
                                                    -------     ---------------
                   Outstanding at July 2, 1995      560,000     $1.00 to $2.3125

                   Granted                          130,000      $.75 to $1.00

                   Expired/cancelled               (100,000)     $1.00 to $1.50

                   Exercised                          --                --
                                                    -------     ---------------
                   Outstanding at June 30, 1996     590,000     $.75 to $2.3125
                                                    =======     ===============

                              Pursuant to the Plan, the exercise price of shares is determined by the Committee at the time of grant but may not be less than the lesser of (i) the book value per share of common stock as of the end of the fiscal year of the Company immediately preceding the date of grant or (ii) 50% of the fair market value per share of common stock at the date of grant. All options granted to date have approximated the then current fair market value. The term of an option may not exceed 10 years from the date of the grant. Unless otherwise determined by the Committee, options granted vest and become exercisable at a rate of at least 33-1/3% per year from the date of the grant. Of the outstanding options to purchase 590,000 shares, 466,667 were fully vested at June 30, 1996.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

8. Income Taxes               The components of the income tax provision are as
                              follows:

                          Year ended                 June 30, 1996  July 2, 1995
                                                     -------------  ------------
                          Current income taxes:
                             Federal                   $    --       $    --
                              State                        26,020        29,000
                                                       ----------    ----------
                                                           26,020        29,000
                          Deferred income taxes:
                             Federal                   (3,542,000)   (2,362,000)
                             State                     (1,041,000)     (705,000)
                                                       ----------    ----------
                                                       (4,583,000)   (3,067,000)
                          Valuation allowance           4,583,000     3,067,000
                                                       ----------    ----------
                               Total                   $   26,020    $   29,000
                                                       ==========    ==========

                              Temporary differences and carryforwards which give rise to deferred tax assets are as follows:

                                                  52 weeks ended     53 weeks
                                                     June 30,      ended July 2,
                                                       1996            1995
                                                  --------------   -------------
              Deferred tax assets:

                 Depreciation                      $   43,000      $   44,000

                 Straight-line rent                   119,000          78,000

                 Federal and state income tax
                   operating loss carryforwards     4,583,000       2,945,000
                                                   ----------      ----------
                                                    4,745,000       3,067,000

              Valuation allowances                  4,745,000       3,067,000
                                                   ----------      ----------
                                                   $     --        $     --
                                                   ==========      ==========

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

                              At June 30, 1996, there were operating loss carryforwards of approximately $10,049,000 available for Federal and state income tax purposes expiring over the next five to fifteen years, depending on the jurisdiction, which may provide future benefit for income taxes.

9. Supplemental               The Company paid approximately $35,000 and $23,000
   Disclosures of Cash        for income taxes during the 52 weeks ended June
   Flow Information           30, 1996 and the 53 weeks ended July 2, 1995,
                              respectively, and $28,000 for interest during the 53 weeks ended July 2, 1995.

10. Restructuring and         As discussed in Note 1, the Company's policy is to
    Other Expenses            accrue store-closing expenses when the decision is
                              made to close a location. Accordingly, for the year ended June 30, 1996, the Company recorded restructuring and other expense charges of $660,767 for the disposition of fixed assets and other costs related to the closing or expected closings of certain mall stores.

                              Effective June 29, 1995, the Company acquired Healthcare Venture Management Corp. ("HVM") for 2,685,071 shares of common stock and, as a result of the acquisition, the consulting agreement with HVM, whereby HVM is entitled to receive 3.5% of the Company's revenues through 2011, is consolidated in the Company's results. HVM's only asset was its consulting agreement with the Company. Other expenses during the year ended July 2, 1995 include a charge of approximately $1.5 million in connection with the issuance of these shares and the cancellation of the consulting agreement. In addition, other expenses include approximately $1.2 million of costs pertaining to the writedown of goodwill, severance pay, litigation and the closing of certain stores.

                   Specialty Retail Group, Inc. and Subsidiary

                              Notes to Consolidated Financial Statements

11. Related Party             Effective January 1, 1994, the Company entered
    Transactions              into a consulting agreement with Seymour W. Zises,
                              a director of the Company, under which Mr. Zises rendered consulting services to the Company in connection with its pursuit and evaluation of opportunities to expand its specialty retail operations. Mr. Zises received a fee of $5,000 per month and reimbursement of expenses. The agreement was terminated as of January 31, 1995.

                              On November 17, 1995, the Company invested in a series of promissory notes (the "Notes") for an aggregate of $1,000,000. The maker of the Notes was a corporation engaged in the finance industry. The Notes were automatically renewed for 90-day maturities unless the Company determined not to renew. $400,000 of the original Notes were repaid during the quarter ended March 31, 1996. The remaining Notes, each for $300,000, matured and were paid in April 1996 and June 1996. The Notes bore interest at a rate of 15% compounded annually and payable monthly. The Notes were guaranteed by Selig A. Zises, who is a significant investor in the maker of the Notes and may be deemed to be the beneficial owner of the Company's outstanding Series A-1 Preferred Stock.

12. Subsequent Event          In July 1996, pursuant to an agreement negotiated
                              between Selig A. Zises and Kevin R. Greene,
                              Chairman of the Board of the Company, the Company received $224,150 from Mr. Zises to cover a working capital shortfall. Under the agreement with Mr. Zises, the Company has the right to either repay the advance without interest or to transfer to him all of the Company's rights and interests in the common stock of CM Franchise
                              Corp. and warrants to purchase additional shares of such common stock it acquired in December 1995 for a total of $224,150. Payment of the advance or transfer of the aforesaid interests is due on September 30, 1996. The Company intends to transfer the rights and interests in satisfaction of the debt on that date.

   No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date of this Prospectus.

                          TABLE OF CONTENTS                                 Page
                                                                            ----
Prospectus Summary ........................................................
Risk Factors...............................................................
Use of Proceeds............................................................
Summary Selected Financial Data ...........................................
Management's Discussion and Analysis ......................................
Business...................................................................

Directors, Executive Officers and Significant
  Employees................................................................

Executive Compensation.....................................................
Certain Transactions.......................................................
Principal Stockholders.....................................................
Market For Common Equity and Related
  Stockholder Matters......................................................
Description of Capital Stock...............................................
Selling Stockholders.......................................................
Plan of Distribution.......................................................
Disclosure of Commission Position on Indemnification
  For Securities Act Liabilities...........................................
Experts....................................................................
Legal Matters..............................................................
Index to Financial Statements..............................................

Financial Statements ......................................................  F-1



                          SPECIALTY RETAIL GROUP, INC.

                              863,333 Common Stock
                          (Par Value, $.001 per share)

                                   ---------

                                   PROSPECTUS

                                   ---------


                               February ___, 1996

                                     PART II
                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      The Company's By-laws provide that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted by Florida law.

      The Company's Articles of Incorporation provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for approving a dividend, stock repurchases or other distributions to stockholders that would result in personal liability to the directors under Florida Law, or (iv) for any transaction in which the director derived an improper personal benefit.

      Section 607.014 of Chapter 607 of the Florida Statutes provides that to the extent specified in or authorized by the articles of organization, a by-law adopted by shareholders or a resolution adopted by the holders of the majority of shares of stock entitled to vote on the election of directors, a corporation can indemnify directors, officers, and other employees or agents of the corporation except as to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was in the best interest of the corporation. The registrant's Articles of Incorporation provide, in part, that the registrant shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, or claim, by reason of the fact that such person is or was a director or officer of the registrant or while a director or officer is or was serving at the request of the registrant as a director, trustee, officer, employee or other agent of another organization, including service in any capacity with respect to employee benefit plans, against all liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the defense or disposition of or otherwise in connection with or resulting from any such action, suit, proceeding or claim.

      Pursuant to the Settlement Agreement, the directors and officers of the registrant are entitled to indemnification by the Selling Stockholders against liability (including liability under the Securities Act and the Exchange Act) arising by reason of any statement contained in the registration statement that the Selling Stockholders provided to the registrant in writing explicitly for use in this registration statement, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in this registration statement, in the circumstances in which they are made, not be misleading.

      The Company has agreed to indemnify Steven E. Glass in respect of claims against him arising from certain statements set forth in the Bankruptcy Petition of Building Blocks which are based upon information provided to him by other persons associated with the Company or Building Blocks.

Item 27. Exhibits

Exhibit
Number                  Description
-------                 -----------


 10.1       Stock Purchase Agreement among Building Blocks Holdings, Inc., James
            L. Angel and Cheryl D. Angel, dated January 28, 1997 (incorporated by reference to Exhibit 2.1 to Form 8-K dated February 7, 1997).

 10.2 Amendment dated January 7, 1997 to Employment Agreement between Building Blocks, Inc. and Steven E. Glass (incorporated by reference to Exhibit 10.2 to Form 8-K dated February 7, 1997).

 10.3 Letter Agreement dated January 24, 1997 between Registrant and Steven E. Glass (incorporated by reference to Exhibit 10.3 to Form 8-K dated February 7, 1997).

 10.4 Letter Agreement dated January 24, 1997 between Registrant and Steven E. Glass (incorporated by reference to Exhibit 10.4 to Form 8-K dated February 7, 1997).

 10.5 Option Agreement dated February 1, 1997 between Registrant and Steven E. Glass (incorporated by reference to Exhibit 10.5 to Form 8-K dated February 7, 1997).

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Post Effective Amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on February 20, 1997.



                                        SPECIALTY RETAIL GROUP, INC.



                                        By: /s/ STEVEN E. GLASS, as Secretary
                                            ------------------------------------
                                            Steven E. Glass, Secretary


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ KEVIN R. GREENE                    February 20, 1997
-----------------------------

Kevin R. Greene, Chairman of
the Board and Director


/s/ SEYMOUR W. ZISES                   February 20, 1997
-----------------------------


Seymour W. Zises, Director